EXHIBIT 99


                                            Physio-Control    Medtronic
                                            Marc Droppert     Chris O'Connell
                                            Executive V.P.    Investor Relations
                                            425/867-4204      612/514-4971

                                            Shelly Cohen      Dick Reid
                                            Hawkins & Company Public Relations
                                            206/217-9700      612/514-3052
                                               ext. 223


F O R   I M M E D I A T E   R E L E A S E


              MEDTRONIC TO MERGE WITH PHYSIO-CONTROL, WORLD LEADER IN EXTERNAL DEFIBRILLATORS FOR SUDDEN CARDIAC ARREST

         MINNEAPOLIS, MN, and REDMOND, WA, June 29, 1998 -- Medtronic, Inc. (NYSE: MDT) , and Physio-Control International, Inc. (NASDAQ: PHYS), today announced that they have signed a merger agreement under which Medtronic will acquire all shares of Physio-Control. The merger will broaden Medtronic's commitment to the survival of the one million people worldwide who suffer sudden cardiac arrest each year.

         The agreement calls for a pooling of interests transaction with Physio-Control shareholders to receive $27.50 in the form of Medtronic stock for each share of Physio-Control they now hold.

         Physio-Control is the world's largest provider of external defibrillators for the initial treatment of sudden cardiac arrest. Medtronic is a leader in the development and manufacturing of implantable defibrillators for the ongoing treatment of the 5 percent of patients who now survive initial attacks that occur outside a hospital setting. The two companies will unite with the objective of increasing the survival of patients who experience life-threatening cardiac events.

         Sudden cardiac  arrest is usually  caused by  ventricular  fibrillation
(VF), an ineffective quivering of the heart muscle that makes it unable to pump blood through the body. Once the blood stops circulating, a person quickly loses consciousness and the ability to breathe, and will die without effective treatment. External defibrillation provides a brief, but powerful, shock to the person's chest, interrupting the VF and allowing the heart's natural rhythm to regain control. Chances of survival drop about ten percent with each passing minute prior to defibrillation.

         Physio-Control has an installed base of more than 230,000 manual external defibrillators that are used by rescue squads, emergency crews and hospitals worldwide. In addition, last year Physio-Control introduced the LIFEPAK(R) 500 automated external defibrillator (AED), designed for use by first responders. More than 10,000 AEDs have been deployed in police cars, commercial airplanes, hotels and casinos, sports arenas, high schools, manufacturing plants and other places where people gather.

         Under the ongoing leadership of its current chairman and chief executive officer, Richard O. Martin, Physio-Control will continue to be based in Redmond, Wash. Founded in 1955, Physio-Control has about 950 employees. Approximately 25 percent of sales are to customers outside the United States.

         William W. George, chairman and chief executive officer of Medtronic, noted that since the company entered the implantable defibrillator industry in 1991, "Physicians worldwide have used Medtronic devices to restore tens of thousands of sudden death survivors to active lives and save many more who are susceptible to life-threatening arrhythmias. We look forward to working with the medical community to encourage broad use of both external and implantable defibrillators that will mean restored life to many more people."

         Medtronic's implantable products include the Medtronic Micro Jewel(R) II device and the Medtronic Gem(TM) DR defibrillator, which was recently launched commercially in Europe and other countries outside the United States.

         Martin cited his company's mission: "We believe in a world where no one will die from a sudden cardiorespiratory event," and added that, "The combination announced today will add the global technological and marketing prowess of Medtronic to that of Physio-Control in delivering lifesaving technologies. We are excited and pleased by the bright prospects of future cooperation."

         Martin noted that in King County, Washington, extensive lifesaving techniques and broad use of external defibrillators has raised the survival rate of sudden cardiac death victims to more than 30 percent.

         The combined organizations will address a worldwide external manual and automated defibrillator market estimated at about $425 million a year and a worldwide market for implantable defibrillators of more than $1 billion.

         The transaction is subject to customary conditions, including approval by shareholders of Physio-Control and Hart-Scott-Rodino clearance. The companies expect completion of the transaction in the fall of this year.
Medtronic expects the transaction to be immediately accretive.

         In a separate transaction before the closing of the merger, Medtronic will issue and sell approximately 12 million shares of its stock in an equity offering. The offering is necessary to permit Medtronic to effect a pooling transaction under generally accepted accounting principles, and will be modestly accretive. The offering will be made only by means of a prospectus. Cash resulting from sale of the offering will be used by Medtronic for general corporate purposes, including future acquisitions.

         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.